EXHIBIT 10.7

INDEPENDENT CONTRACTOR/CONSULTING AGREEMENT

        THE AGREEMENT is made and entered into as June 9, 2003 by and between UltraGuard Water Systems Corp., a Nevada corporation (the “Company”) and Darrell Cho, a resident of the United States (“Cho”).

RECITALS

        WHEREAS, the Company is a public company trading on the OTCBB under the symbol “UGRD”; and

        WHEREAS, Cho is knowledgeable and experienced in areas concerning the Company’s business operations and possesses experience in setting up marketing and advertising plans for companies in Northern California and Nevada, USA, arranging for promotional tours of products and for training installation and service persons; and

        WHEREAS, the Company wishes to engage Cho on a non-exclusive basis as an independent contractor to utilize his experience and business knowledge to assist the Company in setting up retail and wholesale marketing outlets, Agents/Agencies and/or Distributors and prepare advertising plans for the Company’s products in Northern California and Nevada, arranging for promotional tours, product information presentations and arrange for training service persons in product installation; and

        WHEREAS, Cho is willing to be so retained on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

        1.         Engagement. The Company hereby retains and engages Cho to perform the following consulting services (the “Consulting Services”):

        1.1       Duties of Cho. Cho will provide such services and advice to the Company so as to assist the Company with developing marketing, advertising and promotion of its products to the public and assisting the Company in implementing and developing installation and service persons training programs

        2.         Duties Expressly Excluded. This Agreement expressly excludes Cho from providing any and all capital formation and/or public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company’s securities; (ii) assistance in making of a market in the Company’s securities; and (iii) assistance in obtaining debt and/or equity financing. Cho shall not have the power of authority to bind the Company to any transaction without the Company’s prior written consent.

        3.         Consideration. The Company and Cho agree that Cho shall receive from the Company a fee consisting of 600,000 Shares of the Company’s common stock, in advance, as consideration for the services rendered or to be rendered pursuant to this Agreement. The Shares to be issued hereunder shall be registered by the Company, at its sole cost and expense, with the Securities and Exchange Commission.

        4.         Term. This Agreement shall be effective for a term of twelve months (12) starting from the date first above written unless sooner terminated upon mutual written agreement of the parties hereto by either party upon mutual written agreement of the parties hereto, which consent shall not be unreasonably withheld.

        5.         Expenses. Cho shall bear his out-of-pocket costs and expenses incident to perform the Consulting Services, without a right of reimbursement from the Company unless such expenses are pre-approved by the Company.

        6.         Cho’s Liability. In the absence of gross negligence or willful misconduct on the part of Cho or Cho’s breach of any terms of this Agreement, Cho shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of Cho or the breach by Cho of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney’s fees paid in the defense of Cho) which may in any way result from services rendered by Cho pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Company without the prior approval or authorization of the Company.

        7.         The Company’s Liability. Cho agrees to defend, indemnify and hold the Company harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney’s fees paid in defense of the Company) which may in any way result pursuant to his gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

        8.         Representations. Cho makes the following representations:

        a.         Cho has no prior or existing legally binding obligations that are in conflict with his entering into this Agreement;

        b.         Cho shall not offer or make payment of any consideration to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company’s securities;

        c.         Cho is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;

        d.         Cho’s activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

        e.         Cho understands that, as a result of his services, it may come to possess material non-public information about the Company, and that he has implemented internal control procedures designed to reasonably insure that neither he nor his employees, agents, or affiliates, trade in the securities of client companies while in possession of material non-public information;

        f.         During the term of this Agreement and for a period of two years thereafter, Cho shall treat as the Company’s confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Company’s customers, suppliers and prospective customers and suppliers; the identity of the Company’s creditors and other sources of financing, the Company’s estimating and costing procedures and the costs and gross prices charged by the Company for its products, the prices or other consideration charged to or required of the

Company by any of its suppliers or potential suppliers; the Company’s sales and promotional policies; and all information relating to products being developed or otherwise developed by the Company. Cho shall not reveal said trade secrets to others except in the proper exercise of his duties for the Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of Cho, or (iii) required to be disclosed by Cho pursuant to judicial or governmental order;

        Cho shall also treat all information pertaining to the affairs of the Company’s suppliers and customers and prospective suppliers and customers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

        g.         Cho agrees to notify the Company immediately if, at any time, any of the representations and warranties made by Cho herein are no longer true and correct or if a breach of any of the representations and warranties made by Cho herein occurs.

        9.         The Company makes the following representations:

        a.         The Company is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;

        b.         The Company is in good standing in its state of incorporation;

        c.         The Company and its senior management are not aware of any materially adverse events not previously disclosed in the Company’s annual and quarterly reports with the Securities and Exchange Commission.

        10.       Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and Cho and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

        11.       Waiver. No waiver of any provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        12.       Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefits of the parties and their respective successors, assigns and legal representatives.

        13.       Notices. Any notice or other communications between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the following locations:

The Company:
UltraGuard Water Systems Corp.
Attn: CEO
2nd Floor, 5763 – 203 A Street
Langley BC CANADA, V3A 1W7
Email: kenfielding@ultraguard.com

Cho:
Darrell Cho
350 S Center Street, Suite 500
Reno NV 89501

or at such location as the addressee may have specified in notice duly given to the sender as provided herein. Such notice or other communications shall be deemed to be given on the date of receipt.

        14.       Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

        15.       Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Nevada, without giving effect to conflicts of laws.

        16.       Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

        17.       Further acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

        18.       Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

        19.       Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

        20.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of the date first written above.

ULTRAGUARD WATER SYSTEMS CORP.

By:	/s/ Ken Fielding___________
Ken Fielding, President

By:
David Cho